Exhibit 4.11
Dated this 10th day of November, 2008
BY :
Daketala International Investment Holdings Ltd.
IN FAVOUR OF:
CICC Sun Company Limited
Carlyle Asia Growth Partners III, L.P.
CAGP III Co-Investment, L.P.
Starr Investments Cayman II, Inc.

SHARE CHARGE

Conyers Dill & Pearman
Barristers & Attorneys
Cayman Islands

THIS SHARE CHARGE is made on the 10th day of November, 2008
BY:
(1)	Daketala International Investment Holdings Ltd., a company incorporated under the laws of the British Virgin Islands (the “Chargor”);
IN FAVOUR OF:
(2)	CICC Sun Company Limited, a company incorporated under the laws of the British Virgin Islands (“CICC”);

(3)	Carlyle Asia Growth Partners III, L.P., a limited partnership formed under the laws of the Cayman Islands (“CAGP”);

(4)	CAGP III Co-Investment, L.P., a limited partnership formed under the laws of the Cayman Islands (“CAGP Co-Invest”, and together with CAGP, “Carlyle”);

(5)	Starr Investments Cayman II, Inc., a company incorporated under the laws of the Cayman Islands (“Starr”, and together with CICC and Carlyle, the “Chargees”).
WHEREAS:
(A)	By a share subscription agreement dated October 10, 2008, as amended on October 20, 2008 (the “Share Subscription Agreement”) made between, inter alia, the Chargor, the Chargees, the Company (as defined below) and other parties specified therein, the Chargees subscribed for series B redeemable convertible preferred shares of par value US$0.01 each of the Company (the “Series B Shares”) on the terms and conditions therein set out.

(B)	As security for the obligations of the Chargor under Article 3 of the Share Subscription Agreement, the Chargor has agreed to charge, inter alia, its interest in certain of the shares beneficially owned by the Chargor in Concord Medical Services Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”).

(C)	The Company is authorised to issue 5,000,000 shares of a par value of US$0.01 each of which 4,500,000 shares are designated as ordinary shares (the “Ordinary Shares”), 200,000 are series A redeemable convertible preferred shares (the “Series A Shares”) and 300,000 are Series B Shares. 84,530 Ordinary Shares have been issued to and fully paid by, and are beneficially owned by and registered in the name of, the Chargor.

(D)	Pursuant to Section 7.07(b) of the Share Subscription Agreement, the Chargor shall execute this Charge in favour of the Chargees and the same is executed by the Chargor in consideration of the Chargees agreeing to enter into the Share Subscription Agreement and for other good and valuable consideration (the sufficiency of which the Chargor hereby acknowledges).

NOW THIS CHARGE WITNESSES as follows:
1	INTERPRETATION

1.1	In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Aggregate Ownership”	has the meaning specified in the Shareholders’ Agreement;

“Business Day”	has the meaning specified in the Share Subscription Agreement;

“Charge”	means this share charge;

“Charged Property”	means all of the Charged Shares and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization or amalgamation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Charged Shares”	means 16,906 Ordinary Shares of the Company registered in the name of the Chargor as legal and beneficial owner thereof;

“Closing Date”	has the meaning specified in the Share Subscription Agreement;

“Controlling Shareholders”	has the meaning specified in the Share Subscription Agreement;

“Event of Default”	means the failure by the Chargor to satisfy the Secured Obligations with respect to the Chargees or any of them;

“Fully Diluted”	has the meaning specified in the Share Subscription Agreement;

“Group Company”	has the meaning specified in the Share Subscription Agreement;

“Ordinary Shares”	ordinary shares of par value US$0.01 each of the Company;

“Parties”	means the parties to this Charge collectively; “Party” means any one of them;

“Pre-Closing Offshore Acquisition”	has the meaning specified in Clause 3.1.1;

“Secured Obligations”	means the obligations of the Chargor to deliver Ordinary Shares to the Chargees or any of them as specified in Clause 3.1;

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance;

“Security Period”	means the period commencing on the date of execution of this Charge and terminating upon the earliest to occur of (i) November 10, 2014, (ii) the date on which Aggregate Ownership of Ordinary Shares by each Chargee is less than 20% of such Chargee’s Initial Ownership (as defined in the Shareholders’ Agreement) of Ordinary Shares and (iii) the date on which a Singapore law firm delivers a legal opinion to the Chargees, in form and substance satisfactory to each Chargee, with respect to the issuance of Ordinary Shares to certain Controlling Shareholder Holding Companies (as defined in the Share Subscription Agreement) in August 2008;

“Shareholders’ Agreement”	means the Amended and Restated Shareholders’ Agreement dated October 20, 2008 by and among the Company, the Chargor, the Chargees and other parties specified therein; and

“Third-Party Transferee”	has the meaning specified in Clause 3.1.1.
1.2	In this Charge unless the context otherwise requires:
1.2.1	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clauses hereof or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

1.2.5	references to assets include property, rights and assets of every description;

1.2.6	references to any document are to be construed as references to such document as amended or supplemented from time to time; and

1.2.7	the rights, interests and obligations of the Chargees hereunder are joint and are exercisable by the Chargees collectively.
2	CHARGOR’S REPRESENTATIONS AND WARRANTIES
The Chargor hereby represents and warrants to the Chargees that:
2.1	the authorised share capital of the Company consists of the shares described in Recital (C) hereof and such shares are beneficially owned and registered as described in the said recital;

2.2	the Chargor is a company duly organised, validly existing and in good standing under the laws of the British Virgin Islands;

2.3	entry into this Charge by the Chargor and enforcement hereof by the Chargees will not contravene the terms of any agreement to which the Chargor is bound or to which the Charged Shares are subject or the memorandum and articles of association of the Company;

2.4	the Chargor is the legal and beneficial owner of all of the Charged Property free from any Security Interest (other than those created by this Charge) and any options or rights of pre-emption and the Charged Shares are fully paid up and are not and will not be liable to any future call, assessment or demand of any sort;

2.5	the Charged Shares are duly authorised, validly issued and fully paid;

2.6	no moneys or liabilities are outstanding or payable with respect to the Charged Shares;

2.7	the Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under, this Charge;

2.8	this Charge creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on liquidation, administration or otherwise;

2.9	this Charge constitutes the Chargor’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

2.10	the entry into and performance by the Chargor of this Charge does not violate (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;

2.11	other than registration of this Charge in the register of charges of the Chargor in accordance with the requirements of the BVI Business Companies Act, 2004, no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either the grant by the Chargor of the Security Interests purported to be created in favour of the Chargee under this Charge; or the exercise by the Chargee of any rights or remedies in respect of the Charged Property (whether or not specifically granted or created under this Charge);

2.12	all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge have been obtained and are in full force and effect;

2.13	the Chargor has taken all corporate and other action required to approve its execution, delivery and performance of this Charge; and

2.14	the Company is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands.

3	CHARGOR’S COVENANTS
The Chargor hereby covenants with the Chargees:
3.1	to discharge all obligations and liabilities specified in Section 10.02(c)(vii) of the Share Subscription Agreement at the following times and in the following manner:
3.1.1	if any Group Company is required to issue a number of Ordinary Shares to any person (a “Third-Party Transferee”) pursuant to any arbitral or judicial judgment on, or settlement of, any claim, dispute or litigation in connection with any acquisition by any Group Company of any person (other than persons established under the Laws of the PRC) which has been consummated prior to the Closing Date (any “Pre-Closing Offshore Acquisition”) and the Controlling Shareholders, severally and jointly, fail to transfer such number of Ordinary Shares to such Third-Party Transferee in lieu of and on behalf of such Group Company at the per share price and on the date set forth in such judgment or settlement, the Chargor shall, severally and jointly with other Controlling Shareholders, on the Business Day immediately following such date, transfer free of charge a number of Ordinary Shares to each Chargee equal to (x) the aggregate number of Ordinary Shares required to be transferred to such Third-Party Transferee pursuant to such judgment or settlement multiplied by (y) a ratio, the numerator of which is the Aggregate Ownership of Ordinary Shares by such Chargee on such payment date and the denominator of which is the outstanding number of Ordinary Shares on such payment date, calculated on a Fully-Diluted basis;

3.1.2	if any Group Company is required to make any payment in cash to any person pursuant to any arbitral or judicial judgment on, or settlement of, any claim, dispute or litigation in connection with any Pre-Closing Offshore Acquisition and the Controlling Shareholders, severally and jointly, fail to make such payment in lieu of and on behalf of such Group Company by the payment time set forth in such judgment or settlement, the Chargor shall, severally and jointly with other Controlling Shareholders, within 10 Business Days following such payment date, transfer free of charge a number of Ordinary Shares to each Chargee equal to (x) the amount of such payment in US dollars (based on the “noon buying rate” for purchases of any currency other than US dollars on such payment date published by the Federal Reserve Bank of New York) divided by (y) the fair market value of the Ordinary Shares in US dollars on a per share basis on such payment date as determined by the Controlling Shareholders and the Chargees by mutual agreement or if such mutual agreement cannot be reached within 5 Business Days following such payment date, determined by an independent appraiser satisfactory to the Chargees within 10 Business Days following such payment date multiplied by (z) a ratio, the numerator of which is the Aggregate Ownership of Ordinary Shares by such Chargee on such payment date and the denominator of which is the outstanding number of Ordinary Shares on such payment date, calculated on a Fully-Diluted basis; and
3.1.3	if any Group Company incurs or suffers any damages arising out of any claim, dispute or litigation in connection with any Pre-Closing Offshore Acquisition, other than those damages described in Clauses 3.1.1 and 3.1.2, and the Controlling Shareholders, severally and jointly, fail to indemnify the Company pursuant to Section 10.02(c)(vii) of the Share Subscription Agreement by the date of such incurrence or suffering, the Chargor shall, severally and jointly with other Controlling Shareholders, transfer free of charge a number of Ordinary Shares to each Chargee equal to (x) the amount of such damages expressed in US dollars divided by (y) the fair market value of the Ordinary Shares in US dollars on a per share basis calculated as set forth above in Clause 3.1.2 multiplied by (z) a ratio, the numerator of which is the Aggregate Ownership of Ordinary Shares by such Chargee on such date and the denominator of which is the outstanding number of Ordinary Shares on such date, calculated on a Fully-Diluted basis, in each case of sub-clause (x) and (y) as determined by the Controlling Shareholders and the Chargees by mutual agreement or if such mutual agreement cannot be reached within 5 Business Days following such payment date, determined by an independent appraiser satisfactory to the Chargees within 10 Business Days following such date;
the obligations in Clauses 3.1.1, 3.1.2 and 3.1.3 collectively, the “Secured Obligations”.

3.2	that the Chargor will on demand of the Chargees and at the expense of the Chargor, execute and deliver to the Chargees or to such person or persons as the Chargees may nominate such additional charge or charges of the Charged Property (or any part thereof) for the purpose of further securing the payment and discharge of all Secured Obligations, each such additional charge to be in such form as the Chargees may reasonably require;

3.3	that the Chargor shall, on request of the Chargees, provide to the Chargees immediately on receipt by the Chargor a copy of all notices, written consents, reports, accounts, circulars and other communications issued by the Company or by any third party in respect of the Charged Shares;

3.4	that the Chargor will not without the prior written consent of the Chargees:

3.4.1	permit any person other than the Chargor, the Chargees or any transferee nominated by the Chargees on enforcement of this Charge to be the registered holder of any of the Charged Shares;

3.4.2	permit any variation of the rights attaching to the Charged Shares;

3.4.3	take or permit any action which might result in an increase or reduction in the authorised share capital of the Company or the number of shares that the Company is authorised to issue or the issued share or share capital of the Company;

3.4.4	permit the Company to be continued to another jurisdiction outside of the Cayman Islands;

3.4.5	effect or permit the appointment of any new or further directors or officers of the Company;

3.4.6	permit any scheme of arrangement, merger, amalgamation or other reorganisation applicable to the Company; or

3.4.7	save in accordance with Clause 8.2, permit any amendment to the memorandum or articles of association of the Company without prior written consent of the Chargees.
4	SECURITY

4.1	In consideration of the Chargees agreeing to enter into the Share Subscription Agreement and as a continuing security for the Secured Obligations, the Chargor as legal and beneficial owner hereby assigns and agrees to assign to the Chargees jointly all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargor’s right, title and interest to and in the Charged Property including (without limitation) all voting and other consensual powers pertaining to the Charged Shares and hereby charges and agrees to charge in favour of the Chargees jointly all of its interest in the Charged Property by way of a first fixed charge.

4.2	The Chargor hereby agrees to deliver, or cause to be delivered, to the Chargees on the date hereof:
4.2.1	duly executed undated share transfers in respect of the Charged Shares in favour of the Chargees or their nominees in the form set out in Schedule I;

4.2.2	an executed undated irrevocable proxy made in respect of the Charged Shares in favour of the Chargees in respect of all general meetings of the Company in the form set out in Schedule II;

4.2.3	all original share certificates representing, and all other documents, title or evidence of, ownership in relation to the Charged Shares;

4.2.4	signed, but undated resolutions of the board of directors of the Company in the form set out in Schedule III; and

4.2.5	an executed undertaking from the Company to register transfers of the Charged Shares to the Chargees or their nominees in the form set out in Schedule IV dated as of the date hereof (the “Undertaking”).
4.3	The Chargees shall be entitled to:
4.3.1	continue to hold any document delivered to them pursuant to Clauses 4.2.1 through 4.2.5 above until the Charged Shares are released from this Charge and if, for any reason, they release any such document to the Chargor before such time, they may by notice to the Chargor require that such document be redelivered to them and the Chargor shall promptly comply with that requirement or procure that it is complied with; and

4.3.2	at any time after the Security Interest has become enforceable as provided in Clause 7, subject to the limitation set out in Clause 7.1, complete any document delivered to them pursuant to Clauses 4.2.1 through 4.2.5 above in favour of, and register any Charged Share in the names of the Chargees or such other person as they shall select, and the Chargor shall promptly take or procure the taking by all such other persons (including, without limitation, the secretary of the Company) any other action and execute and deliver to the Chargees any other document (in form and substance reasonably satisfactory to each Chargee) which may be reasonably requested by the Chargees in order to enable the Chargees or such other person as they shall select to be registered as the owner of, or otherwise obtain legal title to, any Charged Share; this includes procuring that:
(A)	those share transfers are duly registered in the shareholder register of the Company; and

(B)	share certificates in the name of the Chargees or such other person as they shall select are delivered to the Chargees.
4.4	The Chargor will deliver, or cause to be delivered, to the Chargees immediately upon the issue of any further Charged Shares, the items listed in Clauses 4.2.1 through 4.2.5 (if the documents already provided are not sufficient to cover the further Charged Shares) in respect of all such further Charged Shares.

4.5	The Chargor hereby covenants that during the Security Period it will remain the legal and the beneficial owner of the Charged Property (subject only to the Security Interests hereby created) and that it will not:
4.5.1	create or suffer the creation of any Security Interests (other than those created by this Charge) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or

4.5.2	sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property (other than with respect to the dividend or distribution payments described in Clause 5.1.2); or

4.5.3	do or cause or permit to be done anything which may in any way affect, depreciate, jeopardize or otherwise prejudice the market value of the Charged Shares or its rights with respect thereto;

4.5.4	vote in respect of the Charged Shares or receive any dividends or other distributions paid by the Company in respect of the Charged Shares, in any such case without the prior consent in writing of the Chargees.

4.6	During the Security Period, the Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargees shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

4.7	Upon the Chargees being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full or upon the expiry of the Security Period, and following a written request therefor from the Chargor, the Chargees will, subject to being indemnified to each of their respective reasonable satisfaction for the costs and expenses incurred by the Chargees in connection therewith, release the Charged Shares (if any as the case may be) and security constituted by this Charge.

5	DEALINGS WITH CHARGED PROPERTY

5.1	Unless and until an Event of Default has occurred:
5.1.1	the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge;

5.1.2	the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; and

5.1.3	the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.
5.2	The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and in an Event of Default, the Chargees may, if they think fit, make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargees in respect thereof shall be repayable on demand and, pending such repayment, shall constitute part of the Secured Obligations.

5.3	The Chargees shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.
5.4	The Chargor hereby authorises the Chargees to arrange at any time and from time to time (whether before or after the occurrence of an Event of Default) for the Charged Property or any part thereof to be registered in the name of the Chargees (or their nominees) thereupon to be held as so registered subject to the terms of this Charge.

6	PRESERVATION OF SECURITY

6.1	It is hereby agreed and declared that:
6.1.1	the security created by this Charge shall be held by the Chargees as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

6.1.2	the Chargees shall not be bound to enforce any other security before enforcing the security created by this Charge;

6.1.3	no delay or omission on the part of the Chargees in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargees may deem expedient; and

6.1.4	any waiver by the Chargees of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.
6.2	Any settlement or discharge under this Charge between the Chargees and the Chargor shall be conditional upon no security or payment to the Chargees by the Company or the Chargor or any other person being avoided or set-aside or ordered to be refunded or reduced or if the aforesaid security or payment to the Chargees is adversely affected by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the liability of the Chargor under this Charge shall be reinstated or continue and the Chargees shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

6.3	The rights of the Chargees under this Charge and the Security Interest hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargees or any other person:
6.3.1	any time or waiver granted to or composition with the Company or any other person;

6.3.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

6.3.3	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

6.3.4	any amendment or supplement to the Share Subscription Agreement or any other document or security;

6.3.5	the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company or any other person;

6.3.6	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under the Share Subscription Agreement or any other document or security; or

6.3.7	any non-observance of any formality or other requirements in respect of any other instrument or any failure to realise the full value of any other security.
6.4	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargees or until the expiry of the Security Period, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargees of their rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving, the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):
6.4.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargees or any person;

6.4.2	exercise any right of contribution from any co-surety liable in respect of the Second Obligation under any other guarantee, security or agreement;

6.4.3	exercise any right of set-off or counterclaim against the Chargees, the Company or any such co-surety;

6.4.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

6.4.5	unless so directed by the Chargees (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargees.
The Chargor shall hold in trust for the Chargees and forthwith pay or transfer (as appropriate) to the Chargees any such payment (including an amount equal to any such set-off), distribution (other than such dividend or distribution payments described in

Clause 5.1.2) or benefit of such security, indemnity or claim in fact received by the Chargor.
6.5	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargees or until the expiry of the Security Period, the Chargees may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargees for as long as they may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7	ENFORCEMENT OF SECURITY

7.1	Upon the occurrence of an Event of Default or a demand being made by the Chargees for the satisfaction of the Secured Obligations with respect to the Chargees or any of them, the Security Interest hereby constituted shall become immediately enforceable by the Chargees and the Chargees may, at any time, without further notice to or consultation with or consent of the Chargor:
7.1.1	solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargees may think fit;

7.1.2	receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargees and paid or transferred to the Chargees on demand;

7.1.3	if the Chargees elect to, sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargees may deem fit;

7.1.4	complete the undated blank share transfer forms delivered to the Chargees pursuant to Clause 4.2.1 by dating the same and inserting their names or the names of their nominees as transferees;

7.1.5	complete the undated resolutions of the board of directors of the Company delivered to the Chargees pursuant to Clause 4.2.4 by dating the same and inserting the names of the transferees and the number of Ordinary Shares to be transferred; and/or

7.1.6	complete the undated irrevocable proxy delivered to the Chargees pursuant to Clause 4.2.2 by dating the same and inserting the names and addresses of all Chargees or the names and addresses of their respective nominees;
PROVIDED THAT notwithstanding any other provision of this Charge, the Chargees may only exercise their rights under Clauses 7.1.5 and 7.1.6 in respect of such number of Charged Shares not exceeding the aggregate number of Ordinary Shares that the Chargor has failed to transfer (the “Default Shares”) to the Chargees or any of them under Clause

3.1 in satisfaction of the Secured Obligations with respect to all and/or any of the Chargees.
7.2	The Chargees shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by them under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargees by this Charge or to which the Chargees may at any time be entitled hereunder.

7.3	Upon any sale by the Chargees of the Charged Property or any part thereof by the Chargees, the purchaser shall not be bound to see or enquire whether the Chargees’ power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargees, and the receipt of the Chargees for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	Neither the Chargees nor their agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of fraud or dishonesty.

7.5	The Chargees shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

8	FURTHER ASSURANCES

8.1	The Chargor shall execute and do all such assurances, acts and things as the Chargees in their absolute discretion may require for:
8.1.1	creating, perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

8.1.2	preserving or protecting any of the rights of the Chargees under this Charge;

8.1.3	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargees;

8.1.4	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

8.1.5	exercising any power, authority or discretion vested in the Chargees under this Charge, in any such case forthwith upon demand by the Chargees and at the expense of the Chargor.

8.2	Without limitation to the generality of Clause 8.1, the Chargor covenants with the Chargees that it will on demand of the Chargees procure any amendment to the memorandum and articles of association of the Company necessary or, in the opinion of the Chargees desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.

9	INDEMNITIES

9.1	The Chargor will indemnify and save harmless the Chargees and each agent or attorney appointed under or pursuant to this Charge from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargees or such agent or attorney:
9.1.1	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;

9.1.2	in the preservation or enforcement of the Chargees’ rights under this Charge or the priority thereof;

9.1.3	on the release of any part of the Charged Property from the security created by this Charge; or

9.1.4	as a result, directly or indirectly of any breach by the Chargor of any covenant or other obligation under this Charge.
and the Chargees or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge. All amounts recoverable by the Chargees or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

9.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargees when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargees against the amount of such shortfall. For the purposes of this clause, “rate of exchange” means the rate at which the Chargees is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

10	POWER OF ATTORNEY

10.1	The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, pursuant to the Power of Attorney Law (1996 Revision) hereby irrevocably appoints each of the Chargees and the persons deriving title under it jointly and also severally to be its attorney:

10.1.1	to execute and complete in favour of the Chargees or its nominees or of any purchaser any documents which the Chargees may from time to time require for perfecting their title to or for vesting any of the assets and property hereby charged or assigned to the Chargees or their nominees or in any purchaser and to give effectual discharges for payments;

10.1.2	to take and institute on non-payment (if the Chargees in their sole discretion so decide) all steps and proceedings in the name of the Chargor or of the Chargees for the recovery of such moneys, property and assets hereby charged and to agree accounts;

10.1.3	to make allowances and give time or other indulgence to any surety or other person liable;

10.1.4	otherwise generally to act for it and in its name and on its behalf; and

10.1.5	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 8) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
10.2	The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by any of the Chargees of such power shall be conclusive evidence of its right to exercise the same.

11	EXPENSES

11.1	The Chargor shall pay to the Chargees on demand all costs, fees and expenses (including but not limited to legal fees and expenses) and taxes thereon incurred by the Chargees or for which the Chargees may become liable in connection with:
11.1.1	the negotiation, preparation and execution of this Charge;

11.1.2	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

11.1.3	any variation of, or amendment or supplement to, any of the terms of this Charge; and/or

11.1.4	any consent or waiver required from the Chargees in relation to this Charge, and in any case referred to in Clauses 11.1.3 and 11.1.4 regardless of whether the same is actually implemented, completed or granted, as the case may be.

11.2	The Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargees on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

12	NOTICES
Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.
Chargor
Daketala International Investment Holdings Ltd.
P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands
Attention: Mr. Jianyu Yang
Chargees:
If to CICC, to:
China International Capital Corporation
28th Floor, China World Tower 2
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
Fax: 86-10-6505-3796
Attention: Ms. Shirley Chen
If to Carlyle, to:
The Carlyle Group
2518-2521, South Office Tower
Beijing Kerry Centre
No. 1, Guang Hua Road
Chao Yang District
Beijing 100020
People’s Republic of China
Fax: 86-10-8529-9877
Attention: Mr. Feng Xiao
With a copy to:

Davis Polk & Wardwell LLP
26th Floor, Twin Tower West
B12, Jian Guo Men Wai Avenue
Chao Yang District
Beijing 100022
People’s Republic of China
Tel: 86-10-8567-5000
Fax: 86-10-8567-5123
Attention: Mr. Show-Mao Chen, Esq.
If to Starr, to:
Starr Investments Cayman II, Inc.
c/o Starr International Company (Asia) Limited
Suite 1405-7, Two Exchange Square
8 Connaught Place, Central
Hong Kong
Tel: 852-2905-1166
Fax: 852-2905-1555
Attention: Ms. Elaine Zong
With a copy to:
Skadden, Arps, Slate, Meagher & Flom
East Wing Office, Level 4
China World Trade Centre
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
Tel: 86-10-6535-5500
Fax: 86-10-6505-5522
Attention: Mr. Peter X. Huang
13	ASSIGNMENTS

13.1	This Charge shall be binding upon and shall inure to the benefit of the Chargor and the Chargees and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.

13.2	The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

13.3	The Chargees may not assign or transfer all or any part of its rights or obligations under this Charge to any assignee or transferee without the consent of the Chargor, such consent not to be unreasonably withheld, provided that no such consent shall be required if an Event of Default affecting the Chargor has occurred and is continuing. The Chargees shall notify the Chargor promptly following any such assignment or transfer.

14	MISCELLANEOUS

14.1	The Chargees, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargees under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargees may think fit. The Chargees shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargees has acted reasonably in selecting such delegate.

14.2	If any of the clauses, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

14.3	This Charge (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

14.4	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

14.5	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

14.6	To the maximum extent permitted under applicable laws, the Chargor hereby waives any immunity under the laws applicable to the Chargor, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce this Charge in respect of itself or its property.

15	LAW AND JURISDICTION
This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong, provided that nothing in this clause shall affect the rights of the Chargees to serve process in any manner permitted by law or limit the rights of the Chargees to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargees from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.
[Signature Page to Follow]

IN WITNESS whereof the parties hereto have caused this Charge to be duly executed as a Deed the day and year first before written.

The Common Seal of	)
DAKETALA INTERNATIONAL INVESTMENT HOLDINGS LTD.	)
was hereunto affixed in the	)
presence of:	)

By:	/s/ Yang Jianyu

Name: Yang Jianyu
Title: Director

By:	/s/ Shi Bo Tao

Name: Shi Bo Tao
(Witness)
[Signature Page to Daketala 2nd Share Charge]

Executed as a deed by	)
For and on behalf of	)
CICC SUN COMPANY LIMITED	)
in the presence of:-)

By:	/s/ Shirley Chen

Name: Shirley Chen
Title: Director

By:	/s/ Xin, Jie

Name: Xin, Jie
[Signature Page to Daketala 2nd Share Charge]

Executed as a deed by	)
For and on behalf of	)
CARLYLE ASIA GROWTH PARTNERS III, L.P.	)
in the presence of:-)
By: CAGP General Partner, L.P., as its General Partner
By: CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Director

Executed as a deed by	)
For and on behalf of	)
CAGP III CO-INVESTMENT, L.P.	)
in the presence of:-)
BY: CAGP General Partner, L.P., as its General Partner
BY: CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Director
[Signature Page to Daketala 2nd Share Charge]

Executed as a deed by	)
For and on behalf of	)
STARR INVESTMENTS CAYMAN II, INC.	)
in the presence of:-)

By:	/s/ Michael Horvath

Name: Michael Horvath
Title: Director
[Signature Page to Daketala 2nd Share Charge]